EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8210

     Atlas Air Worldwide Holdings Earnings Soar;
2005 Net Income Totals $73.9 Million, $3.56 per Share

Timely Filer Status Imminent, To Pursue Listing on National Exchange

Purchase, N.Y., April 13, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, today reported net income of $73.9 million, or $3.56 per diluted share, on revenues of $1.6 billion for the year ended December 31, 2005. Results for the year included operating income of $193.3 million and pretax income of $123.8 million, both of which reflect a pretax insurance gain of $7.8 million and post-emergence costs and related professional fees of $3.7 million.

“2005 was a terrific year for Atlas Air Worldwide Holdings,” said President and Chief Executive Officer Jeffrey H. Erickson. “First, we achieved stellar earnings, and, second, we made tremendous progress in our efforts to strengthen our business.”

Mr. Erickson added, “There was also much more to our success in 2005 than the healthy utilization of our aircraft and higher unit revenues in all four of our service types. In particular, our strong performance throughout the year reflected a great deal of energy, enthusiasm, and hard work by everyone involved with the Company. With that spirit and support, and with the strategic initiatives that we are implementing to develop a more efficient, lower-cost operating platform, we’ll continue to capitalize on our reputation for excellence and to move the Company forward.”

“We intend to build upon our momentum and take this company to the next level,” said Michael L. Barna, Senior Vice President and Chief Financial Officer. “With the imminent filing of our 2005 10-K report, we will have achieved timely filer status ahead of schedule, enabling us to pursue a listing of our common stock on a national securities exchange.

“We believe that reaching these milestones will greatly broaden our potential investor base and, therefore, interest in AAWW, ensuring a more liquid market for our shares.”

For the three months ended December 31, 2005, AAWW reported net income of $27.5 million, or $1.32 per diluted share, on revenues of $470.9 million. Operating income in the fourth quarter of 2005 totaled $61.0 million, while pretax income reached $44.8 million. Both amounts include $0.7 million of post-emergence costs and related professional fees.

Conference Call

Management will host a conference call to discuss the Company’s fourth-quarter and full-year 2005 financial and operating results at 11:00 A.M. Eastern Daylight Time on Thursday, April 13, 2006.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com or www.earnings.com.

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through April 20, 2006 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11058511#.

Successor Company Versus Predecessor Company

AAWW completed a financial restructuring and emerged from Chapter 11 bankruptcy proceedings in July 2004. In conjunction with its emergence, AAWW applied the provisions of fresh-start accounting effective as of July 27, 2004, at which time a new reporting entity was deemed to be created and principal assets and liabilities were stated at fair value. As a result, readers of AAWW’s financial statements are cautioned that reported historical financial statements of the Company for periods prior to emergence are not comparable with those for periods after emergence.

Notwithstanding the lack of comparability, the following commentary with respect to AAWW’s full-year 2005 and 2004 operating results has been prepared to facilitate a year-over-year discussion of those results. The analysis, which is based on a combination of the results for the periods January 1, 2004 through July 27, 2004 and July 28, 2004 through December 31, 2004, has not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). As noted, results after July 27, 2004 are not on the same basis as results prior to that date.

The foregoing limitation on the comparability of AAWW’s full-year 2005 and 2004 operating results does not apply to comparisons of results for the three-month periods ended December 31, 2005 and 2004, since each of these periods have the same basis of accounting.

2005 Performance Highlights Versus 2004

Operating revenues in 2005 totaled $1,617.9 million, an increase of $203.2 million compared with revenues of $1,414.7 million in 2004. Operating expenses, meanwhile, were $54.2 million higher than in 2004, rising to $1,424.6 million from $1,370.4 million.

Operating income of $193.3 million in 2005, which included a pretax gain of $7.8 million from insurance and post-emergence costs and related professional fees of $3.7 million, increased

$149.0 million compared with operating income of $44.3 million in 2004, which included $13.5 million of pre-petition and post-emergence costs and related professional fees.

For all of 2005, AAWW posted net income of $73.9 million, including the pretax insurance gain and post-emergence costs and related professional fees. In comparison, it reported net income of $22.7 million for the July 28-December 31, 2004 period, including post-emergence costs and related professional fees of $4.1 million, and net income of $28.2 million in the January 1-July 27, 2004 period, reflecting net reorganization benefits of $112.5 million and pre-petition costs and related professional fees of $9.4 million.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, aircraft rent expense, insurance gains, and pre-petition and post-emergence costs and related professional fees, as applicable”), rose to $386.4 million in 2005 compared with $258.8 million in 2004. In addition, EBITDA, as adjusted (defined as “earnings before interest, taxes, depreciation, amortization, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable”), increased to $235.5 million in 2005 from $116.8 million in 2004.

2005 Performance Factors Versus 2004

Total operating revenues in 2005 increased approximately 14% versus the previous year, including a 24% increase in ACMI revenue, a 56% increase in AMC charter revenue, and a 56% increase in Commercial charter revenue, offset in part by a 13% reduction in Scheduled Service revenue.

The reduction in revenue from Scheduled Service during 2005 reflected AAWW’s active effort to manage its fleet by reallocating capacity from the Scheduled Service business into ACMI leasing and AMC charter operations during the year. A strike at AAWW’s Polar Air Cargo unit that halted Scheduled Service operations from late in the third quarter until early in the fourth quarter also affected the segment’s revenues.

Total block hours increased 2% in 2005 compared with 2004, while the average number of operating aircraft increased 3%. In addition, all four service types realized higher unit revenues on a year-over-year basis. Revenue per block hour increased 4% in the ACMI business, 19% in the AMC charter business, and 24% in the Commercial charter business, while revenue per available ton mile (RATM) increased 30% in the Scheduled Service business.

In the ACMI segment, a 19% increase in the number of block hours (83,682 versus 70,343) and an improvement in average block-hour rates ($5,569 versus $5,355) contributed to the increase in ACMI revenues.

In the AMC and Commercial charter segments, stronger revenues reflected an increase in both block-hour rates (AMC: $15,036 versus $12,625; Commercial: $17,235 versus $13,902) and volumes (AMC: 29,306 block hours versus 22,376; Commercial: 6,257 block hours versus 4,973). Higher rates in the AMC and Commercial charter segments reflected an increase in fuel prices, with the fixed rate for AMC fuel increasing from $1.40 per gallon for the first three quarters of 2005 to $2.20 for the fourth quarter versus $1.01 per gallon for the first three quarters of 2004 and $1.40 in the final quarter of that year.

While total capacity in Scheduled Service was reduced by 33% (as measured by ATMs), unit revenues (RATM) increased by 30% ($0.258 versus $0.198) and yield grew by 24% ($0.393 versus $0.316) . In addition, load factor increased to 65.7% in 2005 from 62.7% in 2004. The improvement in Scheduled Service’s unit-revenue performance was due to a number of factors, including the continued optimization of the scheduled-service network and an increased presence in China.

Operating expenses in 2005 were 4% higher than in 2004, mainly due to increases in fuel and labor expenses and an increase in aircraft rent. Lower ground handling charges and landing fees, lower depreciation and amortization expense, a significant reduction in pre-petition and post-emergence costs, and the pretax insurance gain partially offset these items. Both depreciation and amortization and aircraft rent were affected by fresh-start accounting adjustments.

Total fuel consumption declined by 12% in 2005 compared with 2004, reflecting a 12% reduction in non-ACMI block hours. The reduction in fuel consumption was more than offset by a 40% increase in average fuel prices, which rose to $1.75 per gallon from $1.25 in 2004, leading to a net increase of $81.3 million, or 23%, in total fuel expense compared with 2004.

Labor expenses in 2005 were $30.3 million, or 14%, higher than the previous year. Crew salaries, wages and benefits comprised $14.5 million of the year-over-year increase, reflecting a rise in block-hour activity, contractual pay rate increases, and a $1.7 million charge for retroactive crew salary and bonus items included in the new Polar labor agreement. Other items contributing to the increase included increased restricted stock expense for awards granted late in 2004 and during 2005, as well as profit sharing and incentive compensation expense, which were not accrued in 2004 due to losses incurred.

The reallocation of capacity out of Scheduled Service and into ACMI operations during the year and the reduction in Scheduled Service flying activity as a result of the Polar strike had a beneficial impact on direct operating expenses, reducing ground handling, landing, and overfly fees by $33.6 million, or 18%, compared with 2004.

In addition to the pretax insurance gain of $7.8 million realized during 2005, total operating expenses during 2005 also reflected a $9.8 million reduction in costs and fees associated with AAWW’s Chapter 11 reorganization process.

4Q05 Performance Highlights Versus 4Q04

Operating revenues in the fourth quarter of 2005 totaled $470.9 million, an increase of $42.2 million compared with revenues of $428.7 million in the fourth quarter of 2004. Operating expenses of $409.8 million, including post-emergence costs and related professional fees of $0.7 million, were $43.5 million higher than operating expenses of $366.3 million in the same period last year, which included post-emergence costs and related professional fees of $3.7 million.

For the quarter, AAWW posted operating income of $61.0 million compared with operating income of $62.5 million in the fourth quarter of 2004. Net income, meanwhile, increased to $27.5 million in the fourth quarter from $27.1 million in the year-ago period.

With respect to non-GAAP measures frequently used by AAWW’s management to analyze its results, EBITDAR, as adjusted, totaled $108.8 million in the fourth quarter of 2005 compared with $115.8 million in the fourth quarter of 2004. In addition, EBITDA, as adjusted, of $69.9 million compared with EBITDA, as adjusted, of $80.5 million in the fourth quarter of 2004.

4Q05 Performance Factors Versus 4Q04

Operating revenues during the fourth quarter of 2005 increased approximately 10% compared with the same quarter last year, reflecting a 79% increase in AMC charter revenue and a 22% increase in Commercial charter revenue, offset in part by a 1% decline in ACMI revenue and a 14% reduction in Scheduled Service revenue.

While total block hours were down 10% compared with the fourth quarter of 2004, all four of AAWW’s service types realized higher unit revenues on a year-over-year basis. Revenue per block hour increased 9% in the ACMI business, 31% in the AMC charter business, and 29% in the Commercial charter business. In addition, revenue per available ton mile (RATM) increased 24% in the Scheduled Service business.

In the ACMI segment, the 9% improvement in average block-hour rates ($5,958 versus $5,463) largely offset a 9% decline in the number of block hours (19,781 versus 21,823), resulting in a 1% decrease in ACMI revenues.

In the AMC and Commercial charter segments, significantly better block-hour rates (AMC: $17,882 versus $13,660; Commercial: $20,252 versus $15,664) contributed to the stronger revenues. AMC volume also increased 36% (7,374 block hours versus 5,404), while Commercial charter block hours were down 5% (2,662 block hours versus 2,815). Improved block-hour rates in the AMC and Commercial charter segments were partly driven by an increase in fuel prices, with the fixed rate for AMC fuel increasing to $2.20 per gallon for the fourth quarter of 2005 from $1.40 per gallon in the fourth quarter of 2004.

Reductions in Scheduled Service revenues and capacity during the quarter were largely due to the restructuring of AAWW’s scheduled-service network compared with the fourth quarter of 2004 and active efforts to reallocate aircraft to more profitable opportunities in other business segments. While these actions reduced total capacity in the Scheduled Service segment (as measured by ATMs) by 30% compared with the year-earlier period, unit revenues (RATM) increased by 24% ($0.295 versus $0.238) and yield grew by 19% ($0.445 versus $0.374) . In addition, load factor increased to 66.3% from 63.7% in the fourth quarter of 2004.

Operating expenses during the fourth quarter were 12% higher than in the fourth quarter of 2004. Higher fuel and labor costs, an acceleration of maintenance activity, and increases in aircraft rent and in other expense items were mainly responsible for the rise in operating expenses. These items were partially offset, however, by lower ground handling charges and landing fees, reduced depreciation and amortization expense, and the decline in post-emergence costs and related professional fees.

Higher fuel costs during the quarter stemmed primarily from a 46% increase in the average price of aircraft fuel, which rose to $2.25 per gallon from $1.54 in the fourth quarter of 2004. As a result, total fuel costs climbed $33.7 million, or 30%, compared with same quarter in 2004. The increase in average fuel pricing, however, was partly offset by an 11% decline in total fuel consumption, which reflected a 10% reduction in non-ACMI block hours following the reallocation of capacity out of Scheduled Service since the fourth quarter of 2004.

Labor costs were the second-largest factor contributing to the increase in operating expenses during the quarter, increasing $14.3 million, or 26%, compared with the same period in 2004. Crew salaries, wages and benefits accounted for $4.3 million of the year-over-year increase, reflecting contractual pay rate increases. Other items contributing to the increase included provisions for profit sharing for crew members and incentive compensation expense totaling $7.2 million, which were not accrued in 2004 due to losses incurred.

A step-up in maintenance activity also contributed to the rise in operating expenses during the fourth quarter, with aggregate maintenance spending increasing $6.4 million, or 12%. Both an increase in the number of C and D airframe checks (three 747-200 C Checks versus two 747-200 C Checks in the same period last year; one 747-200 D Check and one 747-400 D Check versus one 747-200 D Check in the 2004 period) and an increase in the number of engine overhauls (19 versus 13 in the year-ago period) contributed to the rise in maintenance expenditures.

Also during the quarter, aircraft rent increased by $3.5 million, or 10%, while other operating expenses increased by $2.7 million, or 9%. Higher aircraft rent was primarily due to the return to the operating fleet in 2005 of an aircraft that had been on dry lease during the fourth quarter of 2004.

The reallocation of capacity out of Scheduled Service and into other operations had a beneficial impact on ground handling charges and landing fees during the quarter, with aggregate charges and fees declining $8.1 million, or 17%.

Depreciation and amortization expense during the quarter was $5.7 million, or 40%, lower than in the year-earlier period, mainly reflecting reduced depreciation for rotable parts and reduced amortization of intangibles.

Cash and Cash Equivalents

Cash and cash equivalents rose to $305.9 million by year-end 2005 from $277.8 million at September 30, 2005 and $133.9 million at December 31, 2004.

In addition to AAWW’s strong operating performance during 2005, cash and cash equivalents during the year benefited from the release to the Company of $15.0 million in restricted funds from the Polar Creditor Trust in the third quarter.

Outstanding Debt

At December 31, 2005, AAWW’s balance sheet debt and capital lease obligations totaled $583.1 million, including current maturities of $53.4 million.

Also at December 31, 2005, AAWW had $106.8 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

AAWW’s on-balance sheet debt and capital lease obligations before discount at December 31, 2005 totaled $689.9 million, which compared with $711.2 million on September 30, 2005 and $762.5 million on December 31, 2004.

Business Strategy and Outlook

AAWW’s principal business is the airport-to-airport transportation of heavy-freight cargo. AAWW’s current fleet of 41 Boeing 747 freighter aircraft operates throughout the world, providing air cargo and related services through four principal business segments: ACMI, Scheduled Service, AMC (military) Charters, and Commercial Charters.

In addition to maintaining a safe and efficient operation, AAWW’s primary focus is on sustaining profitability and growing stockholder value. AAWW is undertaking a number of significant strategic measures designed to achieve these objectives, including:

Optimizing Scheduled Service’s route network so that this business segment can sustain profitability. An increased presence in China, including an increase in the number of weekly roundtrip frequencies from nine to 12 at the end of the first quarter of 2006, is expected to help this business segment achieve improved financial results;

Continuing efforts to reduce overhead and operating costs and to maximize profitability;

Improving the flexibility and efficiency of operations by overhauling procedures in key facets of flight operations, ground operations, and maintenance;

Selectively disposing of assets, which may include aging aircraft, and replacing them in the future with newer, more efficient aircraft;

Pursuing growth opportunities, including forming strategic alliances with synergistic carriers, and offering customers new services and fleet types; and

Continuing efforts to maximize financial flexibility, which may include refinancing certain indebtedness and issuing new debt and/or equity securities.

In late 2005, AAWW announced a cost-savings and revenue-enhancement program that, if successfully implemented, could benefit the Company’s operating performance by more than $100 million over the next several years.

Approximately one quarter to one third of the potential benefits associated with these opportunities are expected to be derived from revenue enhancements, mainly through the development of a better Scheduled Service revenue and capacity management capability. The additional benefits from cost savings are expected to be generated principally through improved procurement policies and procedures and improved efficiencies and processes throughout AAWW’s operations.

Implementation of the cost-savings and revenue-enhancement program began in early 2006. AAWW currently expects that the benefits that could be realized during 2006 and 2007 may be substantial.

In addition to the focus on operational excellence initiatives, and to a continuing emphasis on developing a more efficient, low-cost operating platform, AAWW expects to leverage its three additional weekly frequencies in China to drive profitability in the Scheduled Service segment.

Fleet renewal efforts will be another key focus in 2006, as AAWW commences a multi-year strategic initiative designed to phase out older aircraft and to replace them with newer aircraft. While current actions target the phasing out of older aircraft from the fleet, replacement aircraft will not be incorporated into the fleet in 2006.

In conjunction with its fleet renewal and optimization strategy, AAWW concluded the sale of one of its 747-200 “Classic” aircraft (Tail Number N921FT) on April 7, 2006, reducing the size of its current fleet to 41 Boeing 747 freighter aircraft.

AAWW also intends to reduce its presence in the 747-200 ACMI market over time, and depending on market conditions, it may accelerate the retirement of older aircraft in 2006. The 747-200 ACMI market is generally less profitable than the Company’s 747-400 business and is experiencing generally weaker market conditions. Although not necessarily indicative of the balance of fiscal 2006, block hours operated in the ACMI segment during the first two months of 2006 were lower compared with the first two months of 2005, primarily due to lower 747-200 block hours.

AMC flying is expected to continue to be a significant contributor to AAWW’s business activity during 2006. AMC block hours, however, are not expected to equal the level experienced in 2005.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding insurance gains and pre-petition and post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on June 30, 2005, as updated by the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2005. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2006.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

     Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

		Successor			Predecessor

				For the	For the
	For the	For the	For the	Period	Period
	Three Months	Three Months	12 Months	July 28, 2004	Jan. 1, 2004
	Ended	Ended	Ended	through	through
	December 31,	December 31,	December 31,	December 31,	July 27,
	2005	2004	2005	2004	2004

Operating Revenues
Scheduled service	$155,153	$179,406	$555,814	$296,823	$343,605
ACMI	117,981	119,211	466,018	182,322	194,332
AMC charter	131,853	73,825	440,642	126,235	156,260
Charter service	53,917	44,088	107,840	53,325	15,812
Other revenue	11,963	12,193	47,583	20,589	25,358

Total operating revenues	470,867	428,723	1,617,897	679,294	735,367

Operating Expenses
Aircraft fuel	145,734	112,040	432,367	176,009	175,103
Salaries, wages and benefits	68,762	54,507	244,509	91,463	122,715
Maintenance, materials and repairs	61,192	54,799	233,614	102,682	133,336
Aircraft rent	38,898	35,390	150,879	60,151	81,886
Ground handling	18,210	23,601	71,735	40,815	53,558
Landing fees and other rent	20,609	23,354	80,054	37,960	53,039
Depreciation and amortization	8,498	14,243	46,336	25,457	33,510
Insurance gain	(353)	-	(7,820)	-	-
Travel	15,841	15,607	60,089	25,741	29,549
Pre-petition and post-emergence costs and
related professional fees	718	3,742	3,706	4,106	9,439
Other	31,710	28,971	109,128	47,935	65,931

Total operating expenses	409,819	366,254	1,424,597	612,319	758,066

Operating income (loss)	61,048	62,469	193,300	66,975	(22,699)

Non-operating Expenses (Income)
Interest income	(2,694)	(620)	(6,828)	(917)	(572)
Interest expense (excluding post-petition
contractual interest of $20,956 for the
period January 31, 2004 through July 27, 2004)	18,957	18,309	74,389	30,582	50,222
Other, net	34	(3,389)	1,976	(3,504)	1,434
Reorganization items, net	-	-	-	-	(112,513)
Total non-operating expenses	16,297	14,300	69,537	26,161	(61,429)

Income before income taxes	44,751	48,169	123,763	40,814	38,730
Income tax expense	17,282	21,107	49,902	18,104	10,484

Net income	27,469	$27,062	$73,861	$22,710	$28,246

Income (loss) per share:
Basic	$1.36	$1.34	$3.64	$1.12	$0.74
Diluted	$1.32	$1.32	$3.56	$1.11	$0.74

Weighted average shares:
Basic	20,390	20,212	20,280	20,210	38,378
Diluted	20,821	20,490	20,738	20,405	38,378

     Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	Successor				Predecessor

				For the
	For the	For the	For the	Period July	For the
	Three Months	Three Months	12 Months	28, 2004	Period
	Ended	Ended	Ended	through	January 1,
	December 31,	December 31,	December 31,	December 31,	2004 through
	2005	2004	2005	2004	July 27, 2004

Income (loss) before income taxes	$ 44,751	$ 48,169	$123,763	$ 40,814	$ 38,730

Reorganization items, net	-	-	-	-	(112,513)
Pre-petition and post-emergence costs
and related professional fees	718	3,742	3,706	4,106	9,439
Insurance gain	(353)	-	(7,820)	-	-

Pretax income (loss) before insurance
gain, pre-petition and post-emergence
costs and related professional fees, and
reorganization items, net	45,116	51,911	119,649	44,920	(64,344)

Interest expense, net	16,263	17,689	67,561	29,665	49,650
Other non-operating expense (income)	34	(3,389)	1,976	(3,504)	1,434

Operating income (loss) before non-
operating expenses, insurance gain,
pre-petition and post-emergence costs
and related professional fees, and
reorganization items, net	61,413	66,211	189,186	71,081	(13,260)

Depreciation and amortization	8,498	14,243	46,336	25,457	33,510

EBITDA, as adjusted*	69,911	80,454	235,522	96,538	20,250

Aircraft rent	38,898	35,390	150,879	60,151	81,886

EBITDAR, as adjusted*	$108,809	$115,844	$386,401	$156,689	$102,136

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, insurance gains and pre-petition and post-emergence costs and related professional fees, as applicable.

     Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
			Percent				Percent
	2005	2004	Change		2005	2004	Change

Operating Fleet: (average
during the period)
Aircraft count (1)	39.0	38.7	0.8%		39.0	37.7	3.4%

Block Hours
Scheduled Service	9,185	13,063	(29.7%)		37,175	55,111	(32.5%)
ACMI	19,781	21,823	(9.4%)		83,682	70,343	19.0%
AMC Charter	7,374	5,404	36.4%		29,306	22,376	31.0%
Commercial Charter	2,662	2,815	(5.4%)		6,257	4,973	25.8%
All Other	191	257	(25.7%)		839	1,176	(28.7%)

Total Block Hours	39,193	43,362	(9.6%)		157,259	153,979	2.1%

Revenue Per Block Hour
ACMI	$5,958	$5,463	9.1%		$5,569	$5,355	4.0%
AMC Charter	$17,882	$13,660	30.9%		$15,036	$12,625	19.1%
Commercial Charter	$20,252	$15,664	29.3%		$17,235	$13,902	24.0%

Scheduled Service Traffic
RTM’s (000’s)	348,962	480,032	(27.3%)		1,414,865	2,021,903	(30.0%)
ATM’s (000’s)	526,074	753,123	(30.1%)		2,155,127	3,222,942	(33.1%)
Load Factor	66.3%	63.7%	2.6	pts	65.7%	62.7%	3.0	pts
RATM (2)	$0.295	$0.238	23.9%		$0.258	$0.198	30.3%
RTM Yield (3)	$0.445	$0.374	19.0%		$0.393	$0.316	24.4%

Fuel
Average fuel cost per gallon	$2.25	$1.54	46.1%		$1.75	$1.25	40.0%
Fuel gallons consumed
(000’s)	64,651	72,693	(11.1%)		246,619	280,304	(12.0%)

(1) Operating Fleet excludes the following aircraft count that were dry leased or out of service:

Dry leased	3.0	4.0	(25.0%)		3.0	4.0	(25.0%)
Out of service*	--	0.3	(100.0%)		0.4	3.3	(87.9%)

*Includes the impact of one aircraft that was damaged and removed from service on January 24, 2005 with respect to which AAWW received a $12.6 million cash-in-lieu-of-repair settlement from its insurance carriers in July 2005.

(2)	RATM represents scheduled service revenue dollars per available ton mile.

(3)	RTM Yield represents scheduled service revenue dollars per revenue ton mile.